Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Nos. 333-82718, 333-125279, 333-159599 and 333-54438) on Form S-8 of Entravision Communications Corporation of our reports dated March 11, 2011, relating to our audits of the consolidated financial statements, financial statement schedule and internal control over financial reporting, and our report dated March 11, 2011, relating to the financial statements of Entravision Holdings, LLC which appear in this Annual Report on Form 10-K of Entravision Communications Corporation for the year ended December 31, 2010.

/s/ McGladrey & Pullen, LLP

Los Angeles, California

March 11, 2011